Exhibit 10.2

Northern Minerals & Exploration Ltd. Acquires Oil and Gas Lease in Coleman County, Texas

Cisco, Texas, October 15, 2014 - Northern Minerals & Exploration Ltd. (OTCQB: NMEX) (“Northern”) is pleased to announce that it has acquired up to a 75% Working Interest (“WI”), subject to a 25% royalty royalty, in a 206.5 acre lease located in the northern part of Coleman County, Texas, with four existing shut in wells on the lease. Three of the four wells are fully equipped with downhole pumps, rods, tubing, pump jacks, and well head and surface equipment including production tanks, meter connections and gas gathering pipelines.

Under the terms of the agreement Northern can earn a 75% WI before payout (67.5% after payout), subject to a 25% royalty, in the wells and lease area by the payment of cash and shares, and reworking/recompleting the three wells to bring them back into production. For further information on Northern, please see the company’s filings at www.sec.gov

The 206.5 acre lease is located in a prolific multiple pay area originally discovered by ARCO in the early 1980’s. The lease area has six known historic productive formations: Ellenburger (4,200’), Gray (3,850’), Gardner (3,700’), Jennings (3,600’), Upper Capps (3,450’), and Morris (3,400’).

One of the wells on this lease is a direct offset to a well on an adjoining lease that has produced more than 65,000 barrels and 160 million cubic feet of gas also from the Gray Sand formation. This offset well after 28 years of production is still producing an average of 6 barrels and 28 thousand cubic feet of gas per day.

Northern’s near term strategic plan is to re-work two of the wells to place them back into production and attempt a re-completion on the third well in the Gray Sand. Each of the three wells also has the potential for additional re-completions in other formations. The lease area also has the potential for drilling of new additional wells.

This acquisition complements the previous two acquisitions announced in July, 2014, as they are all located within management’s niche area of operations in central Texas where the Northern team has over 30 years of experience in acquisition, drilling, completiion, and operating oil and gas wells.

Northern Minerals & Exploration Ltd. is currently updating its website: www.northernmineralsexploration.com

About Northern Minerals & Exploration Ltd. (NMEX)

Northern Minerals & Exploration Ltd. is a natural resource company focused on both domestic and international exploration and development projects. The Company is currently dedicated to building cash flow from oil and gas production in central Texas and exploration for gold on the Winnemucca Mountain Property in Nevada.

Contact:                Northern Minerals & Exploration Ltd.

  info@northernmineralsexploration.com
                (254) 442-2627
                (P.O. Box 31)
                Cisco, Texas 76437

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers’ preferences and trends. The words “estimate,” “possible,” “seeking,” and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements.

The information herein is subject to change without notice. Northern Minerals & Exploration Ltd. shall not be liable for technical or editorial errors or omissions contained herein.